                                                                    Exhibit 99.1

                                                       [FERRO CORPORATION LOGO]

        NEWS RELEASE                                       FERRO CORPORATION
        ------------                                       1000 Lakeside Avenue
                                                           Cleveland, OH
                                                           4414-1147 USA
                                                           Phone: 216/641-8580
         FOR IMMEDIATE RELEASE





          FERRO CORPORATION ANNOUNCES FOURTH QUARTER AND FULL YEAR 2003
                                FINANCIAL RESULTS



CLEVELAND, Ohio - February 5, 2004 - Ferro Corporation (NYSE:FOE) announced today that revenue from continuing operations for the fourth quarter 2003 increased 11.3% to $407.4 million, compared with $366.2 million for the fourth quarter 2002. During the fourth quarter, favorable foreign currency exchange rates, improved macro economic conditions in North America and stronger demand in several key end markets helped to offset the impact of continued sluggish economic conditions in Europe. Revenue from continuing operations for the full year 2003 increased 6.1% to $1.62 billion due mainly to favorable foreign currency exchange rates.

In the fourth quarter, the Company reported income from continuing operations of $2.8 million, or $0.06 per share on a fully diluted basis, which included an after-tax charge of approximately $2.2 million, or $0.05 per share, related to consolidation and restructuring costs. This compared with income from continuing operations for fourth quarter 2002 of $7.1 million, or $0.16 per share on a fully diluted basis, which included an after-tax charge of $0.7 million, or $0.02 per share, related to the integration of the dmc2 acquisition. Earnings in the recent quarter reflect slightly higher volumes offset by increased raw material costs compared with the year ago quarter. The $2.2 million charge represents further actions the Company has taken to consolidate and improve the cost structure going forward.

For full year 2003, the Company reported income from continuing operations of $17.4 million, or $0.38 per share on a fully diluted basis, compared with $33.7 million, or $0.81 per share on a fully diluted basis for full year 2002. Earnings for full year 2003 included after-tax charges of $10.9 million, or $0.26 per share, for integration and restructuring costs. Full year 2002 earnings included an after-tax charge of $6.0 million, or $0.15 per share, for similar integration and restructuring costs.

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FERRO FOURTH QUARTER AND FULL YEAR 2003 EARNINGS


Hector R. Ortino, chairman and chief executive officer, commented, "The fourth quarter provided positive signs that macro economic conditions are strengthening. Overall demand in North America improved in many of our key end markets, following two consecutive quarters of soft demand. Market conditions in the Asia-Pacific region, which is an important element in our growth strategy, remained robust through most of the year, including the fourth quarter. I was particularly pleased with the market reaction and performance of our two springboard businesses, electronic materials and pharmaceuticals and fine chemicals. Unfortunately, several of our businesses continued to be challenged late in the year by increased raw material costs and sluggish economic conditions in Europe. We took further action in the quarter to improve our cost structure and implemented price increases where appropriate to help offset higher raw material costs."

The Company also reported that it generated $43 million of cash flow from operations and reduced total debt by $23 million during the fourth quarter. Ortino added, "While 2003 did not live up to our expectations due to overriding macro economic conditions, we were still able to make significant progress in improving our cost structure and strengthening our financial position by increasing our working capital efficiency and reducing total debt. With the implementation of our Leadership Agenda strategy in 1998, our portfolio of businesses has reached a balancing point, with approximately a third of our revenue coming from the springboard, platform, and foundation businesses respectively. This improved portfolio and stronger financial position has created a Company with an opportunity for significant growth and earnings power as global economic conditions improve."


SEGMENT RESULTS - FOURTH QUARTER 2003

Sales for the Coatings segment increased 14.1% to $274.2 million for the fourth quarter, compared with $240.3 million in the fourth quarter 2002. Segment income from continuing operations decreased to $21.6 million, compared with $23.3 million in the year ago quarter. The increase in revenue was driven primarily by favorable foreign currency exchange rates and increased global end market demand for electronics. Segment income in the quarter reflects cost-saving actions taken throughout the year and higher volume in electronic materials offset by higher raw material costs and lower volumes in the color and glass and tile coatings businesses.

Sales for the Performance Chemicals segment were $133.2 million, compared with $125.9 million in the fourth quarter 2002, a 5.8% increase. Segment income in the fourth quarter 2003 was $3.9 million, compared with $2.5 million in the year ago quarter. The revenue increase for the quarter was driven by favorable foreign currency exchange rates and improved demand for specialty plastics from the appliance and packaging end markets. Income for the segment increased as customers did not extend holiday shutdowns and reduce inventories as dramatically as the previous two years. The polymer additives and specialty plastics businesses were negatively affected by further raw material cost increases. The pharmaceutical and fine chemicals business continued to deliver strong revenue and earnings growth as they implement the springboard growth strategies as part of the Company's overall Leadership Agenda strategy.



                                       2
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FERRO FOURTH QUARTER AND FULL YEAR 2003 EARNINGS


SEGMENT RESULTS - FULL YEAR 2003

Sales for the Coatings segment increased 8.6% in 2003 to $1,071.8 million, compared with $986.6 million in 2002. Segment income from continuing operations decreased 5.4% to $90.7 million, compared with $95.9 million a year ago. The increase in revenue was driven primarily by favorable foreign currency exchange rates and increased end market demand for electronics. The decrease in segment income reflects lower volumes in several key end markets for color and glass, tile coatings and porcelain enamel. These lower volumes were offset partially by cost-saving actions taken throughout the year and increased demand for electronic materials.

Sales for the Performance Chemicals segment increased 1.6% to $550.6 million in 2003, compared with $541.9 million in 2002. Segment income in 2003 was $26.4 million, compared with $34.6 million a year ago. The increased sales resulted mainly from favorable foreign currency exchange rates. The decrease in segment income reflects lower volumes and higher raw material costs in the polymer additives and specialty plastics businesses.

OUTLOOK

"We are cautiously optimistic about the sustainability of the economic recovery that appears to be taking shape in North America," Ortino stated. "Conditions in the Asia-Pacific region are expected to remain strong, but a recovery in our key end markets in Europe will likely lag North America. Raw material costs will continue to pressure margins as we move through the first quarter of 2004, but higher volumes and price increases will help to offset the higher raw material costs. In addition, actions taken in 2003 will give us approximately $15 million in cost savings for 2004 and ongoing lean manufacturing initiatives will help us to improve the efficiency of our current manufacturing asset base. This process includes a continuous review of opportunities to consolidate facilities or operations. Overall, as global economic conditions improve, we are poised to increase investment in organic growth opportunities but will remain focused on strengthening the balance sheet and closely managing working capital."

CONFERENCE CALL

The Company will host a conference call to discuss quarterly and annual results, progress on strategic actions and general business outlook today, February 5, at 11 a.m. Eastern Time. If you wish to participate in the call, dial (888) 820-8951 if calling from the United States or Canada, and dial (773) 756-4624 if calling from outside North America. Reference the pass code, FOE, and the conference leader, John Atkinson. Please call the assigned number approximately 10 minutes before the conference call is planned to begin.

A replay of the call will be available from noon Eastern Time on February 5 until 11 p.m. Eastern Time on February 8. To access the replay, dial (888) 568-0541 if calling from the United States or Canada, and dial (402) 998-1507 if calling from outside North America. The replay will also be available on the Company's Web site at http://www.ferro.com/, beginning at 1 p.m. Eastern Time on February 5.



                                       3
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FERRO FOURTH QUARTER AND FULL YEAR 2003 EARNINGS


CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This press release contains statements about future events and expectations that may constitute "forward-looking statements" within the meaning of the federal securities laws. Actual results may be materially different. These forward-looking statements are subject to a variety of uncertainties, unknown risks, and other factors concerning the Company's operations and business environment, which are difficult to predict and beyond the control of the Company. Such risks could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For a full explanation of the risks associated with forward-looking statements, please refer to the Company's SEC filings.

ABOUT FERRO CORPORATION

Ferro Corporation is a major international producer of performance materials for industry, including coatings and performance chemicals. The Company has operations in 20 countries and reported sales of $1.6 billion in 2003. For more information on Ferro, visit the Company's Web site at http://www.ferro.com/ or contact John Atkinson, 216-875-7155.


                                      # # #

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FERRO CORPORATION AND SUBSIDIARIES

                                                               Twelve Months Ended                    Twelve Months Ended
                                                                    December 31                           December 31

                                                           (Unaudited)        (Unaudited)        (Unaudited)         (Audited)
(Dollars in Thousands, except per share amounts)               2003               2002              2003                2002
----------------------------------------------------------------------       ------------       -------------------------------
Net  Sales                                                $    407,412       $    366,208       $  1,622,370       $  1,528,454

Cost of Sales                                                  314,886            276,368          1,241,096          1,143,324
Selling, Administrative and General  Expenses                   77,538             69,360            309,279            282,459
Other Charges (Credits):
  Interest  Expense                                              8,934              8,665             35,647             41,847
  Net Foreign Currency (Gain) Loss                                (118)                53              2,239                402
  Other Expense - Net                                            2,456              2,336              9,866             11,842
                                                          ------------       ------------       ------------       ------------
      Income from Continuing Operations Before Taxes             3,716              9,426             24,243             48,580
Income Tax Expense                                                 892              2,372              6,863             14,833
                                                          ------------       ------------       ------------       ------------

Income from Continuing Operations                                2,824              7,054             17,380             33,747
Discontinued Operations
  Earnings (loss) from Discontinued Operations, Net                  0               (418)              (923)             6,172
  Gain on Disposal of Discontinued Operations, Net                 677              1,339              3,094             33,804
                                                          ------------       ------------       ------------       ------------
                                                                   677                921              2,171             39,976

Net Income                                                       3,501              7,975             19,551             73,723

Dividend on Preferred Stock                                        490                572              2,088              2,447
                                                          ------------       ------------       ------------       ------------

Net Income Available to Common Shareholders               $      3,011       $      7,403       $     17,463       $     71,276

Per Common Share Data:
      Basic
            Income from Continuing Operations             $       0.06       $       0.16       $       0.38       $       0.82
            Discontinued Operations                               0.01               0.02               0.05               1.04
-------------------------------------------------------------------------------------------------------------------------------
      Net Income                                          $       0.07       $       0.18       $       0.43       $       1.86
-------------------------------------------------------------------------------------------------------------------------------
      Diluted
            Income from Continuing Operations             $       0.06       $       0.16       $       0.38       $       0.81
            Discontinued Operations                               0.01               0.02               0.05               0.98
-------------------------------------------------------------------------------------------------------------------------------
      Net Income                                          $       0.07       $       0.18       $       0.43       $       1.79
-------------------------------------------------------------------------------------------------------------------------------

Shares Outstanding:
      Average Outstanding                                   41,346,352         40,456,038         40,905,918         38,276,764
      Average Diluted                                       41,527,256         40,861,009         41,089,742         41,008,506
      Actual End of Period                                  41,457,362         40,517,969         41,457,362         40,517,969
-------------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEET
FERRO CORPORATION AND SUBSIDIARIES
DECEMBER 31, 2003 AND 2002

                                           (Dollars in Thousands)
                                         (Unaudited)      (Audited)
ASSETS                                         2003            2002
------                                   ----------      ----------

Current Assets:
     Cash and Cash Equivalents           $   23,419      $   14,942
     Net Receivables                        195,729         154,533
     Inventories                            181,235         183,055
     Other Current Assets                   179,491         133,055
                                         ----------      ----------

        Total Current Assets             $  579,874      $  485,585

Net Property, Plant & Equipment             608,484         577,754
Unamortized Intangible Assets               421,329         421,274
Other Assets                                141,171         119,860
                                         ----------      ----------
                                         $1,750,858      $1,604,473
                                         ==========      ==========

LIABILITIES
-----------

Current Liabilities:
     Notes and Loans Payable(A)          $   12,404      $    7,835
     Accounts Payable, Trade                231,652         207,873
     Other Current Liabilities              169,213         188,459
                                         ----------      ----------

        Total  Current  Liabilities      $  413,269      $  404,167

Long - Term Debt(A)                         516,236         443,552
Other  Liabilities                          295,892         284,258
Shareholders' Equity                        525,461         472,496
                                         ----------      ----------
                                         $1,750,858      $1,604,473
                                         ==========      ==========



(A)Total debt including off-balance sheet financing was $ 530,101 at December 31, 2003 and $ 562,085 at December 31, 2002. The off-balance sheet financing included an asset securitization balance of $ 1,460 at December 31, 2003 and a combined balance for asset securitization and the terminated leverage lease program of $ 110,698 at December 31, 2002.

FERRO CORPORATION AND SUBSIDIARIES
SEGMENT DATA


                                 Three Months Ended            Twelve Months Ended
                                    December 31                    December 31
                            (Unaudited)     (Unaudited)     (Unaudited)     (Audited)
(Dollars in Thousands)         2003            2002            2003           2002
------------------------------------------------------      --------------------------
SEGMENT SALES
Coatings                    $  274,167      $  240,285      $1,071,769      $  986,592
Performance Chemicals          133,245         125,923         550,601         541,862
                            ----------      ----------      ----------      ----------
Total                       $  407,412      $  366,208      $1,622,370      $1,528,454

SEGMENT INCOME
Coatings                    $   21,560      $   23,314      $   90,727      $   95,889
Performance Chemicals            3,943           2,491          26,448          34,620
                            ----------      ----------      ----------      ----------
Total                       $   25,503      $   25,805      $  117,175      $  130,509

GEOGRAPHIC SALES
United States               $  192,114      $  176,493      $  779,916      $  758,515
International                  215,297         189,715         842,453         769,939
                            ----------      ----------      ----------      ----------
                            $  407,412      $  366,208      $1,622,370      $1,528,454